Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER REPORTS FIRST QUARTER 2024 RESULTS

Net Income of $0.17 Per Diluted Share

Normalized FFO of $0.33 Per Diluted Share

Multifamily Same Store NOI Growth of 2.6% (GAAP) and 2.5% (Cash)

Positive Renewal Spreads on Commercial Leases of 11.5% (GAAP) and 3.7% (Cash)

Maintained 2024 Full-Year Normalized FFO Guidance Range of $1.21 to $1.27 Per Diluted Share

VIRGINIA BEACH, VA, May 9, 2024 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended March 31, 2024 and provided an update on current events and earnings guidance.

First Quarter and Recent Highlights:

•Net income attributable to common stockholders and OP Unit holders of $14.8 million, or $0.17 per diluted share, compared to $2.4 million, or $0.03 per diluted share, for the three months ended March 31, 2023.

•Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $35.0 million, or $0.40 per diluted share, compared to $20.6 million, or $0.23 per diluted share, for the three months ended March 31, 2023. See "Non-GAAP Financial Measures."

•Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $29.4 million, or $0.33 per diluted share, compared to $26.5 million, or $0.30 per diluted share, for the three months ended March 31, 2023. See "Non-GAAP Financial Measures."

•Maintained the Company's previous guidance range for 2024 full-year Normalized FFO of $1.21 to $1.27 per diluted share.

•As of March 31, 2024, weighted average portfolio occupancy was 94.7%. Retail occupancy was 95.4%, office occupancy was 93.6%, and multifamily occupancy was 95.1%.

•First quarter commercial lease renewal spreads increased 11.5% on a GAAP basis and 3.7% on a cash basis.

•Executed 21 lease renewals and 3 new leases during the first quarter for an aggregate of 115,549 of net rentable square feet.

"We continue to see our portfolio produce robust operating metrics, above our peer set, maintaining confidence in our guidance," said Louis Haddad, Chief Executive Officer. "Our strong start to 2024 is highlighted by our 95% portfolio occupancy, positive releasing spreads, and ongoing focus on strategic capital allocation. Demand remains strong for our premier locations and mixed-use projects that are the preferred destination for today's consumers, tenants, office workers, and corporate leaders envisioning the future success of their enterprises.”

•Same Store NOI increased 0.4% on a GAAP basis and 0.8% on a cash basis compared to the quarter ended March 31, 2023.

•Third-party construction backlog as of March 31, 2024 was $343.4 million and construction gross profit for the first quarter was $4.1 million.

•Announced the appointment of F. Blair Wimbush to the Company’s Board of Directors.

•During the first quarter of 2024, unrealized gains on non-designated interest rate derivatives that positively affected FFO were $6.5 million. As of March 31, 2024, the value of the Company’s entire interest rate derivative portfolio, net of unrealized gains, was $35.0 million. These gains are excluded from normalized FFO.

Financial Results

Net income attributable to common stockholders and OP Unit holders for the first quarter increased to $14.8 million compared to $2.4 million for the first quarter of 2023. The period-over-period change was primarily due to an increase in property net operating income, primarily as a result of acquisitions and positive releasing spreads, as well as higher general contracting gross profit, higher interest income, and unrealized gains on derivatives not designated as cash flow hedges.

FFO attributable to common stockholders and OP Unit holders for the first quarter increased to $35.0 million compared to $20.6 million for the first quarter of 2023. Normalized FFO attributable to common stockholders and OP Unit holders for the first quarter increased to $29.4 million compared to $26.5 million for the first quarter of 2023. The period-over-period increases in FFO and Normalized FFO were due to an increase in property net operating income primarily as a result of acquisitions and positive releasing spreads, as well as higher general contracting gross profit and higher interest income.

Operating Performance

At the end of the first quarter, the Company’s retail, office, and multifamily stabilized operating property portfolios were 95.4%, 93.6%, and 95.1% occupied, respectively.

Total construction contract backlog was $343.4 million as of March 31, 2024.

Interest income from real estate financing investments was $4.0 million for the three months ended March 31, 2024.

Balance Sheet and Financing Activity

As of March 31, 2024, the Company had $1.4 billion of total debt outstanding, including $289 million outstanding under its revolving credit facility. Total debt outstanding excludes GAAP adjustments and deferred financing costs. Approximately 89% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of March 31, 2024. The Company’s debt was 94% fixed or economically hedged as of March 31, 2024 after considering interest rate caps.

Outlook

The Company maintained its 2024 full-year Normalized FFO guidance range at the Company's previous guidance range of $1.21 to $1.27 per diluted share. The following table updates the Company's assumptions underpinning its full-year guidance. The Company's executive management will provide further details regarding its 2024 earnings guidance during today's webcast and conference call.

Full-year 2024 Guidance [1][2]	Expected Ranges
Portfolio NOI	$166.6	M	$171.0	M
Construction Segment Gross Profit	$12.8	M	$14.3	M
G&A Expenses	$18.8	M	$18.2	M
Interest Income	$17.3	M	$17.9	M
Adjusted Interest Expense[3]	$59.4	M	$58.8	M
Normalized FFO per diluted share	$1.21		$1.27

[1] Ranges exclude certain items per the Company ’s Normalized FFO definition: Normalized FFO excludes certain items, including debt extinguishment losses and prepayment penalties, impairment and accelerated amortization of intangible assets and liabilities, acquisition, development, and other pursuit costs, mark-to-market adjustments for interest rate derivatives not designated as cash flow hedges, amortization of payments made to purchase interest rate caps and swaps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.
[2] Includes the following assumptions:
•No material capital market activity in FY24
•Asset disposition in 4Q24
•Southern Post delivery schedule updated
•Anticipated realization of a real estate financing investment in FY24
[3] Includes the interest expense on finance leases and interest receipts of non-designated derivatives.

Supplemental Financial Information

Further details regarding operating results, properties, and leasing statistics can be found in the Company’s supplemental financial package available on the Investors page at ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, May 9, 2024 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, ArmadaHoffler.com. To participate in the call, please dial (+1) 888 259 6580 (toll-free dial-in number) or (+1) 416 764 8624 (toll dial-in number). The conference ID is 56300446. A replay of the conference call will be available through Sunday, June 9, 2024 by dialing (+1) 877 674 7070 (toll-free dial-in number) or (+1) 416 764 8692 (toll dial-in number) and providing passcode 300446#.

About Armada Hoffler Properties, Inc.

Armada Hoffler (NYSE: AHH) is a vertically integrated, self-managed real estate investment trust with over four decades of experience developing, building, acquiring, and managing high-quality retail, office, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in their stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company's real estate financing program, the Company’s construction and development business, including backlog and timing of deliveries and estimated costs, financing activities, as well as acquisitions, dispositions, and the Company’s financial outlook, guidance, and expectations. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and the Company may not be able to realize any forward-looking statement. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions, or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates, and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. Also, FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, impairment and accelerated amortization of intangible assets and liabilities, property acquisition, development, and other pursuit costs, mark-to-market adjustments for interest rate derivatives not designated as cash flow hedges, amortization of payments made to purchase interest rate caps and swaps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. Other equity REITs may not calculate Normalized FFO in the same manner as we do, and, accordingly, our Normalized FFO may not be comparable to such other REITs' Normalized FFO.

NOI is the measure used by the Company’s chief operating decision-maker to assess segment performance. The Company calculates NOI as segment revenues less segment expenses. Segment revenues include rental revenues (base rent, expense reimbursements, termination fees, and other revenue) for our property segments, general contracting and real estate services revenues for our general contracting and real estate services segment, and interest income for our real estate financing segment. Segment expenses include rental expenses and real estate taxes for our property segments, general contracting and real estate services expenses for our general contracting and real estate services segment, and interest expense for our real estate financing segment. Segment NOI for the general contracting and real estate services and real estate financing segments is also referred to as segment gross profit. NOI is not a measure of operating income or cash flows from operating activities as measured in accordance with GAAP and is not indicative of cash available to fund cash needs. As a result, NOI should not be considered an alternative to cash flows as a measure of liquidity. Not all companies calculate NOI in the same manner. The Company considers NOI to be an appropriate supplemental measure to net income because it assists both investors and management in understanding the core operations of the Company’s real estate and construction businesses. To calculate NOI on a cash basis, we adjust NOI to exclude the net effects of straight line rent and the amortization of lease incentives and above/below market rents.

For reference, as an aid in understanding the Company’s computation of NOI, NOI Cash Basis, FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to NOI, NOI Cash Basis, FFO, and Normalized FFO has been included further in this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$2,099,051	$2,093,032
Held for development	11,978	11,978
Construction in progress	117,921	102,277
	2,228,950	2,207,287
Accumulated depreciation	(408,917)	(393,169)
Net real estate investments	1,820,033	1,814,118
Cash and cash equivalents	41,934	27,920
Restricted cash	1,927	2,246
Accounts receivable, net	43,147	45,529
Notes receivable, net	109,282	94,172
Construction receivables, including retentions, net	121,042	126,443
Construction contract costs and estimated earnings in excess of billings	26	104
Equity method investments	152,190	142,031
Operating lease right-of-use assets	23,018	23,085
Finance lease right-of-use assets	90,171	90,565
Acquired lease intangible assets	105,175	109,137
Other assets	93,199	87,548
Total Assets	$2,601,144	$2,562,898

LIABILITIES AND EQUITY
Indebtedness, net	$1,428,318	$1,396,965
Accounts payable and accrued liabilities	33,252	31,041
Construction payables, including retentions	136,329	128,290
Billings in excess of construction contract costs and estimated earnings	21,728	21,414
Operating lease liabilities	31,483	31,528
Finance lease liabilities	92,062	91,869
Other liabilities	55,295	56,613
Total Liabilities	1,798,467	1,757,720
Redeemable noncontrolling interest	—	—
Total Equity	802,677	805,178
Total Liabilities and Equity	$2,601,144	$2,562,898

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023
	(Unaudited)
Revenues
Rental revenues	$61,881	$56,218
General contracting and real estate services revenues	126,975	84,238
Interest income	4,626	3,719
Total revenues	193,482	144,175
Expenses
Rental expenses	14,605	12,960
Real estate taxes	5,925	5,412
General contracting and real estate services expenses	122,898	81,170
Depreciation and amortization	20,435	18,468
Amortization of right-of-use assets - finance leases	395	277
General and administrative expenses	5,874	5,448
Impairment charges	—	102
Total expenses	170,132	123,837
Operating income	23,350	20,338
Interest expense	(17,975)	(12,302)
Change in fair value of derivatives and other	12,888	(2,447)
Unrealized credit loss provision	(83)	(77)
Other income (expense), net	79	93
Income before taxes	18,259	5,605
Income tax provision	(534)	(188)
Net income	17,725	5,417
Net income attributable to noncontrolling interests in investment entities	(34)	(154)
Preferred stock dividends	(2,887)	(2,887)
Net income attributable to common stockholders and OP Unitholders	$14,804	$2,376

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023
	(Unaudited)
Net income attributable to common stockholders and OP Unitholders	$14,804	$2,376
Depreciation and amortization (1)	20,215	18,245
FFO attributable to common stockholders and OP Unitholders	$35,019	$20,621
Accelerated amortization of intangible assets and liabilities	—	102
Unrealized credit loss provision	83	77
Amortization of right-of-use assets - finance leases	395	277
(Increase) Decrease in fair value of derivatives not designated as cash flow hedges	(6,510)	3,807
Amortization of interest rate derivatives on designated cash flow hedges	260	1,614
Severance related costs	167	—
Normalized FFO available to common stockholders and OP Unitholders	$29,414	$26,498
Net income attributable to common stockholders and OP Unitholders per diluted share and unit	$0.17	$0.03
FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.40	$0.23
Normalized FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.33	$0.30
Weighted average common shares and units - diluted	88,451	88,398
________________________________________

(1) The adjustment for depreciation and amortization for each of the three months ended March 31, 2024 and 2023 excludes $0.2 million of depreciation attributable to our partners.

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO SAME STORE NOI, CASH BASIS
(in thousands) (unaudited)

	Three Months Ended March 31,
	2024	2023
Retail Same Store (1)
Same Store NOI, Cash Basis	$16,478	$16,471
GAAP Adjustments (2)	(904)	(748)
Same Store NOI	17,382	17,219
Non-Same Store NOI (3)	1,643	(172)
Segment NOI	19,025	17,047

Office Same Store (4)
Same Store NOI, Cash Basis	11,620	11,520
GAAP Adjustments (2)	(863)	(1,164)
Same Store NOI	12,483	12,684
Non-Same Store NOI (3)	1,057	(271)
Segment NOI	13,540	12,413

Multifamily Same Store (5)
Same Store NOI, Cash Basis	7,937	7,746
GAAP Adjustments (2)	(209)	(197)
Same Store NOI	8,146	7,943
Non-Same Store NOI (3)	640	443
Segment NOI	8,786	8,386

Total Property NOI	41,351	37,846

General contracting & real estate services gross profit	4,077	3,068
Real estate financing gross profit	2,668	2,439
Interest income (6)	626	183
Depreciation and amortization	(20,435)	(18,468)
Amortization of right-of-use assets - finance leases	(395)	(277)
General and administrative expenses	(5,874)	(5,448)
Acquisition, development, and other pursuit costs	—	—
Impairment charges	—	(102)
Interest expense (7)	(16,643)	(11,205)
Change in fair value of derivatives and other	12,888	(2,447)
Unrealized credit loss provision	(83)	(77)
Other income (expense), net	79	93
Income tax provision	(534)	(188)
Net income	17,725	5,417

Net income attributable to noncontrolling interests in investment entities	(34)	(154)
Preferred stock dividends	(2,887)	(2,887)
Net income attributable to AHH and OP unitholders	$14,804	$2,376
________________________________________

(1) Retail same-store portfolio excludes The Interlock Retail and Chronicle Mill Retail, as well as Columbus Village II due to redevelopment.

(2) GAAP Adjustments include adjustments for straight-line rent, termination fees, deferred rent, recoveries of deferred rent, and amortization of lease incentives.
(3) Includes expenses associated with the Company's in-house asset management division.
(4) Office same-store portfolio excludes The Interlock Office and Chronicle Mill Office.
(5) Multifamily same-store portfolio excludes Chronicle Mill Apartments.
(6) Excludes real estate financing segment interest income.
(7) Excludes real estate financing segment interest expense.

Contact:

Chelsea Forrest
Armada Hoffler
Director of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248